Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407

for release: July 29, 2009	Contact:	Amanda Butler
201-791-7600

SEALED AIR REPORTS SECOND QUARTER 2009 RESULTS

Food Businesses’ Operating Profit Increased 13%

Protective Packaging Volumes Stable Sequentially

Generated Free Cash Flow of $228 Million Year to Date

ELMWOOD PARK, N.J., Wednesday, July 29, 2009 — Sealed Air Corporation (NYSE:SEE) reported second quarter 2009 earnings per share of $0.33, which includes a charge of $0.01 per share related to the global manufacturing strategy (GMS) and restructuring and other charges.  This compares with earnings per share of $0.34 in 2008, which included a charge of $0.03 per share related to the impairment of investments in auction rate securities and $0.01 per share related to GMS.  Excluding these charges, second quarter 2009 earnings per share would have been $0.34, compared with 2008 earnings per share of $0.38.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“While we did not see volume recovery in the quarter, our results tracked generally in line with first quarter unit volume rates.  We did achieve a 2% year over year increase in our consolidated operating profit excluding the impact of currency translation, which was largely based on the strength of our food businesses.  While our food businesses’ combined operating profit increased 23% excluding currency translation, this gain was offset by the ongoing impact of the global recession on our Protective Packaging and Specialty Materials businesses.

The quarter also exemplified two key characteristics of our brand - innovation and financial strength.  Our innovative solutions continued to generate customer interest, new pilot tests and industry recognition.  We were the only packaging company to receive coverage in a Business Week review of the grocery store of the future.  Additionally, year to date we generated $228 million in free cash flow versus a use of $6 million last year.  To strengthen our liquidity position, we issued $700 million in new senior notes, retired the remaining $137 million of our outstanding 6.95% Senior Notes and, in July, redeemed all $431 million of our 3% Convertible Senior Notes.”

Second Quarter Financial Highlights

•                  Net sales decreased 20% to $1.03 billion in the quarter, compared with $1.28 billion in 2008.  The decrease primarily resulted from a $158 million reduction in unit volumes principally in Protective Packaging and a $117 million unfavorable effect of currency translation, which was partially offset by a $24 million favorable effect of product price/mix primarily in Food Packaging.  Excluding the unfavorable effect of currency translation, net sales would have decreased 11%.

•                  Cost of sales decreased $209 million, or $118 million excluding a favorable effect of currency translation. This decrease resulted primarily from the impact of lower unit volumes and approximately $60 million in lower average petrochemical-based raw material costs.  Benefits from GMS and the 2008 cost reduction and productivity program continued to help offset the impact of lower unit volumes.

•                  Marketing, administrative and development expenses decreased $34 million, or $18 million excluding a favorable effect of currency translation. This decrease reflects tight control of expenses.

•                  Operating profit was $118 million, or 11.5% of net sales.  This compares with $126 million, or 9.9% of net sales, for the second quarter of 2008.

•                  Free cash flow was a source of $228 million year to date compared to a use of $6 million last year.  This increase was attributable to a $194 million net increase in cash from working capital items, including the use of our accounts receivable securitization program, and a $52 million decline in capital expenditures.  (See the supplementary information provided regarding free cash flow, a non-U.S. GAAP measure.)

Business Segment Review

Food Packaging Segment

Food Packaging’s second quarter net sales decreased 14% to $449 million compared with $519 million last year.  Excluding an unfavorable effect of currency translation, segment net sales would have decreased 3%.

This decline in net sales primarily reflects the impact of pre-buying by customers in the second quarter of 2008 in advance of our enterprise software launch in the U.S. on July 1st.  Food Packaging experienced positive product price/mix in all regions in the second quarter of 2009.

Operating profit was $62 million in the quarter, or 13.9% of Food Packaging net sales.  This is approximately 10% higher than prior year, or 18% higher excluding a $5 million impact of currency translation.  This compares with $57 million, or 11.0% of net sales, in 2008.  The increase in operating profit was primarily due to lower average petrochemical-based raw material costs.

Food Solutions Segment

Food Solutions’ second quarter net sales decreased 15% to $220 million compared with $259 million last year.  Excluding an unfavorable effect of currency translation, segment net sales would have decreased 4%.

This decline in net sales primarily reflects lower unit volumes in Europe due to reduced meat consumption attributable to economic conditions.  The decline was partially offset by the positive impact of product price/mix in all international regions.

Operating profit was $22 million in the quarter, or 10.2% of Food Solutions net sales. This is approximately 22% higher than prior year, or 39% higher excluding a $3 million impact of currency translation.  This compares with $18 million, or 7.1% of net sales, in 2008.  The increase in operating profit was primarily due to lower average petrochemical-based raw material costs and, to a lesser extent, favorable product price/mix, both of which were partially offset by the decline in unit volumes mentioned above.

Protective Packaging Segment

Protective Packaging’s second quarter net sales decreased 28% to $282 million compared with $392 million last year.  Excluding an unfavorable effect of currency translation, segment net sales would have decreased 22%.

This decline in net sales was primarily due to lower unit volumes in North America and Europe, which reflected continuing weakness in economic conditions in those regions and was generally in line with production, export and shipping trends.  These results were relatively stable on a sequential basis.

Operating profit was $33 million in the quarter, or 11.5% of Protective Packaging net sales.  This is approximately 34% lower than prior year, or 29% lower excluding a $2 million impact of currency translation. This compares with $49 million, or 12.6% of net sales, in 2008.  The decrease in operating profit was primarily due to the decline in volumes and product price/mix, partially offset by lower average petrochemical-based raw material costs.

Other Category

Other category’s second quarter net sales decreased 29% to $77 million compared with $109 million last year.  Excluding an unfavorable effect of currency translation, Other net sales would have decreased 22%.

This decline in net sales was primarily due to lower unit volumes in Europe and North America in the Specialty Materials business, which reflected the weak economic conditions in those regions.

Operating profit was essentially flat at $2 million in the quarter, or 1.9% of Other net sales compared with 2.1% of net sales in 2008.

Recent Financial Transactions

In May, we retired the remaining outstanding 6.95% Senior Notes due May 15, 2009 on their maturity date. These notes had a face value of approximately $136.7 million. The face value of these notes, along with $5 million of accrued interest, was paid primarily with available cash.

In June, we completed an offering of $400 million of senior notes due 2017 with a coupon of 7.875%.  Subsequently, in July we redeemed all $431.3 million of the 3% Convertible Senior Notes due 2033, using the net proceeds from the 7.875% Senior Notes and available cash.

As a result of the June issuance of the 7.875% Senior Notes and the July redemption of the 3% Convertible Senior Notes, for the full year, we expect to incur a net $11 million of additional interest expense, a $3 million pre-tax loss on the redemption of debt and a reduction of approximately 6 million shares to our 2009 weighted average number of diluted common shares outstanding.

2009 Outlook and Earnings Guidance

Commenting on the Company’s outlook, Mr. Hickey stated:

“We look to a seasonal volume increase in our food businesses in the third quarter and a slow recovery in our Protective Packaging and Specialty Materials businesses later this year and into 2010.  These latter two industrial-based businesses represent approximately 32% of our revenue year to date.  During the balance of the year we will continue to focus on keeping costs out of the business and will maintain stringent management of our operating expenses.  We will remain disciplined with our pricing initiatives and will continue to expand our portfolio and competitive position with several important product launches scheduled for the second half of the year.  I believe that the combined impact of all of these efforts continues to position us strongly for recovery in our markets later in the year.”

The expected full year 2009 earnings per share continues to be in the range of $1.17 to $1.37.  This includes charges of $20 million net of taxes, or $0.08 per share, expected to be incurred relating to GMS.  Excluding this item, the full year 2009 earnings per share guidance continues to be in the range of $1.25 to $1.45.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information, as well as other supplemental information including the reconciliations of certain non-GAAP measures on its web site in the Investor Information section under the Quarterly Results tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 401-4674 (domestic) or (719) 325-2142 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, August 5, 2009 at 11:59 p.m. (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 4723307.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 52 countries, Sealed Air’s international reach generated revenue of $4.8 billion in 2008.  With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

In this press release, Sealed Air has presented financial measures that exclude items that are included in U.S. GAAP calculations of such measures.  This release sets forth earnings per share and 2009 earnings guidance excluding charges related to GMS and restructuring and other charges and/or charges related to the impairment of the Company’s auction rate securities investments.  It also sets forth measures of net sales, cost of sales, marketing, administrative and development expenses, and operating profit excluding currency translation effects.  Presenting results and guidance excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Earnings per share, changes in net sales, measures of expense control, and operating profit, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, are among the criteria upon which the Company may determine performance-based compensation.  The Company’s management generally uses changes in net sales and cost of sales excluding the effects of currency translation in measuring the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.  Also, see the supplementary information provided regarding free cash flow, a non-U.S. GAAP measure.

Forward-Looking Statements

Some of the Company’s statements in this press release are forward-looking. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “looks to,” “may,” “plans,” “should,” “will” and similar expressions. Important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements include: general economic conditions; changes in raw material and energy costs; currency translation effects; and legal proceedings. A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s June 11, 2009 Current Report on Form 8-K under Item 8.01, and in its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2009	2008	Change	2009	2008	Change

Net sales:
Food Packaging	$448.7	$518.9	(14)	$872.7	$987.2	(12)
Food Solutions	220.2	259.4	(15)	425.4	495.1	(14)
Protective Packaging	281.8	391.6	(28)	561.9	764.5	(27)
Other	77.3	108.9	(29)	156.5	209.4	(25)
Total net sales	1,028.0	1,278.8	(20)	2,016.5	2,456.2	(18)

Cost of sales	739.9	948.6	(22)	1,442.7	1,820.9	(21)

Gross profit	288.1	330.2	(13)	573.8	635.3	(10)
As a % of total net sales	28.0%	25.8%		28.5%	25.9%

Marketing, administrative and development expenses	169.3	203.3	(17)	335.5	389.7	(14)
As a % of total net sales	16.5%	15.9%		16.6%	15.9%

Restructuring and other charges	0.7	0.5	40	0.3	2.5	(88)

Operating profit	118.1	126.4	(7)	238.0	243.1	(2)
As a % of total net sales	11.5%	9.9%		11.8%	9.9%

Interest expense	(37.8)	(30.3)	25	(72.7)	(65.7)	11

Impairment of available-for-sale securities (1)	—	(10.0)	(100)	—	(10.0)	(100)

Other income (expense), net	1.6	(2.1)	#	(1.8)	(1.9)	(5)

Earnings before income tax provision	81.9	84.0	(3)	163.5	165.5	(1)

Income tax provision	21.4	21.4	—	44.9	42.1	7

Net earnings available to common stockholders	$60.5	$62.6	(3)	$118.6	$123.4	(4)
As a % of total net sales	5.9%	4.9%		5.9%	5.0%

Net earnings per common share: (2)
Basic	$0.38	$0.39		$0.75	$0.77

Diluted	$0.33	$0.34		$0.65	$0.67

Weighted average number of common shares outstanding:(2)
Basic	157.3	158.0		157.0	158.9

Diluted	188.6	189.0		188.3	189.8

# Denotes a variance greater than 100%

(1) In the second quarter of 2008, the Company recorded a pre-tax other-than-temporary impairment of $10.0 million due to the decline in the estimated fair value of some of the Company's auction rate securities investments.

(2) See Supplementary Information included in this release for the reconciliation of the basic and diluted earnings per common share computations.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

(In millions, except per common share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Basic Net Earnings Per Common Share:
Numerator
Net earnings available to common stockholders	$60.5	$62.6	$118.6	$123.4
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.5)	(0.5)	(0.9)	(1.1)
Distributed and allocated undistributed net earnings to common stockholders	60.0	62.1	117.7	122.3
Distributed net earnings - dividends paid to common stockholders	(18.8)	(18.9)	(37.7)	(37.8)
Allocation of undistributed net earnings to common stockholders	$41.2	$43.2	$80.0	$84.5

Denominator
Weighted average number of common shares outstanding - basic	157.3	158.0	157.0	158.9

Basic net earnings per common share:
Distributed net earnings to common stockholders	$0.12	$0.12	$0.24	$0.24
Allocated undistributed net earnings to common stockholders	0.26	0.27	0.51	0.53
Basic net earnings per common share	$0.38	$0.39	$0.75	$0.77

Diluted Net Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$60.0	$62.1	$117.7	$122.3
Add: Allocated undistributed net earnings to non-vested restricted stockholders	0.3	0.3	0.6	0.7
Interest on 3% Convertible Senior Notes, net of taxes	2.0	2.0	4.0	4.0
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	(0.3)	(0.3)	(0.6)	(0.7)
Net earnings available to common stockholders - diluted	$62.0	$64.1	$121.7	$126.3

Denominator
Weighted average number of common shares outstanding - basic	157.3	158.0	157.0	158.9
Effect of assumed issuance of Settlement agreement shares	18.0	18.0	18.0	18.0
Effect of non-vested restricted stock units	0.2	0.2	0.2	0.2
Effect of conversion of 3% Convertible Senior Notes(2)	13.1	12.8	13.1	12.7
Weighted average number of common shares outstanding - diluted (3)	188.6	189.0	188.3	189.8

Diluted net earnings per common share	$0.33	$0.34	$0.65	$0.67

(1) On January 1, 2009, the Company adopted the provisions of FASB Staff Position No. Emerging Issues Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” In accordance with the adoption of this FSP, the Company’s non-vested restricted stock issued under its 2005 Contingent Stock Plan are considered participating securities since these securities have non-forfeitable rights to dividends when the Company declares a dividend during the contractual period of the share-based payment award. Since the non-vested restricted stock is considered a participating security, the Company is required under SFAS No. 128, “Earnings per Share,” to use the two-class method in its computation of basic and diluted net earnings per common share. The calculations of basic and diluted net earnings per common share for 2008 have been adjusted to reflect the adoption of this FSP and did not have a material impact on the prior period results.

When calculating diluted net earnings per common share, the more dilutive effect of applying either of the following is presented: (a) the two-class method assuming that the participating security is not exercised or converted, or, (b) the treasury stock method for the participating security.  The Company’s diluted net earnings per common share above was calculated using the two-class method since such method was more dilutive.

(2) On July 20, 2009, the Company redeemed its 3% Convertible Senior Notes due June 2033.

(3) Provides for the following items if their inclusion is dilutive: (1) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement, (2) the effect of conversion of the Company’s 3% Convertible Senior Notes due June 2033 due to the application of EITF No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” and (3) the effect of non-vested restricted stock units using the treasury stock method.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

U.S. GAAP diluted net earnings per common share	$0.33	$0.34	$0.65	$0.67

Net earnings effect resulting from the following: (2)

Global manufacturing strategy and restructuring and other charges	0.01	0.01	0.02	0.03

Impairment of available-for-sale securities (3)	—	0.03	—	0.03

Adjusted diluted net earnings per common share	$0.34	$0.38	$0.67	$0.73

(1) Presenting diluted net earnings per common share excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Net of income taxes.

(3) See Note 2 of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating profit:
Food Packaging	$62.4	$57.0	$121.0	$113.2

As a % of Food Packaging net sales	13.9%	11.0%	13.9%	11.5%

Food Solutions	22.4	18.3	44.9	35.2

As a % of Food Solutions net sales	10.2%	7.1%	10.6%	7.1%

Protective Packaging	32.5	49.3	66.7	90.7

As a % of Protective Packaging net sales	11.5%	12.6%	11.9%	11.9%

Other	1.5	2.3	5.7	6.5

As a % of Other net sales	1.9%	2.1%	3.6%	3.1%

Total segments and other	118.8	126.9	238.3	245.6

As a % of Total net sales	11.6%	9.9%	11.8%	10.0%

Restructuring and other charges	0.7	0.5	0.3	2.5

Total	$118.1	$126.4	$238.0	$243.1

As a % of total net sales	11.5%	9.9%	11.8%	9.9%

Depreciation and amortization:
Food Packaging	$19.4	$19.4	$39.6	$37.2
Food Solutions	8.9	8.4	17.7	16.4
Protective Packaging	10.6	10.8	21.2	25.4
Other	4.9	4.4	9.8	8.7
Total	$43.8	$43.0	$88.3	$87.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

CAPITAL EXPENDITURES	$19.7	$55.2	$44.1	$95.7

(1) The 2009 amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30, 2009(1)	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$789.2	$128.9
Receivables, net	677.8	682.8
Inventories	529.3	564.3
Other current assets	297.9	296.7
Total current assets	2,294.2	1,672.7
Property and equipment, net	1,037.2	1,051.4
Goodwill	1,949.2	1,938.1
Non-current investments—available-for-sale securities	17.0	10.7
Other assets, net	330.9	313.1
Total assets	$5,628.5	$4,986.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$46.5	$37.6
Current portion of long-term debt	436.9	151.5
Accounts payable	218.6	277.2
Settlement agreement and related accrued interest	727.3	707.8
Other current liabilities	426.6	448.1
Total current liabilities	1,855.9	1,622.2
Long-term debt, less current portion	1,565.2	1,289.9
Other liabilities	136.3	148.3
Total liabilities	3,557.4	3,060.4
Total parent company stockholders’ equity	2,069.4	1,924.6
Noncontrolling interests	1.7	1.0
Total stockholders’ equity	2,071.1	1,925.6
Total liabilities and stockholders’ equity	$5,628.5	$4,986.0

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

FREE CASH FLOW(1)

(Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2009	2008

Net earnings available to common stockholders	$118.6	$123.4

Net earnings effect resulting from the following: (2)

Global manufacturing strategy and restructuring and other charges	4.1	4.8

Impairment of available-for-sale securities	—	6.1

Adjusted net earnings	$122.7	$134.3

Add: Depreciation and amortization	88.3	87.7

Less: Capital expenditures	(44.1)	(95.7)

Changes in working capital items:

Receivables, net (3)	5.0	73.1

Add: Cash used to repay (received from) the Accounts Receivable Securitization Program	80.0	(135.0)

Inventories(3)	35.0	(73.4)

Accounts payable(3)	(58.6)	3.1

Free Cash Flow	$228.3	$(5.9)

(1) Free Cash Flow does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative to such measurements or as an indicator of the Company’s performance under U.S. GAAP.  The Company’s calculation of free cash flow may not be comparable with similarly-titled measures used by other companies.  Free cash flow is among the various indicators used by the Company’s management to measure the performance of the Company’s operations and aids in the comparisons with other periods and thus the Company’s management believes such information may be useful to investors.

(2) Net of income taxes.

(3) Includes the impact of foreign currency translation.